                                  Exhibit 10.h.

April 1, 1997



BUSINESS RESTRICTED
PERSONAL AND CONFIDENTIAL

Mr. Jack  Thornton



RE:  Employment and Separation Agreement

Dear Jack:

This letter when signed by you will void and supersede any prior agreements between you and Jostens, Inc. ("Jostens") relating to your employment and possible separation from "Jostens" and it will confirm the mutual arrangements we have made for your continued employment and your planned separation from Jostens.

The terms of the Agreement are as follows

1. You will continue in your current employment capacity with Jostens through June 30, 1997. During that period of time you will assist as requested by me in the transition of Jostens Printing, Photo and Canadian business responsibilities to those individuals I appoint as being responsible for assuming those duties. For the period up through June 30, 1997 you will continue to receive all the benefits and perquisites that you are currently receiving on the same basis and terms. At all times during this active employment period with Jostens you, of course, will support, follow and implement the directions and strategies requested by me as the Chief Executive Officer of Jostens.

2. You agree to terminate your active employment duties with Jostens as of June 30, 1997 ("Discontinuance of Active Employment").

3. Effective as of your Discontinuance of Active Employment, the terms set out below will govern the separation arrangement between you and Jostens.

     a.   You will receive a special performance bonus based on the first six
          (6) months performance under the current calendar year profit plan for the Printing & Publishing, Photography and Canadian businesses ("Operating Businesses"). If you achieve the total aggregate planned EBIT contribution amounts for these three business units for the six month period ending June 30, 1997, Jostens will pay you a special performance bonus equal to two (2) months of your current base salary. This bonus will be paid to you in August, 1997.

     b. You also will be eligible to participate in the regular calendar year 1997 management bonus program. This program has three basic components consisting of

          i. Twenty percent (20%) based on the full calendar year corporate net income amounts;

          ii. Twenty percent (20%) based on the full calendar year personal key business initiatives (KBIs); and

          iii. Sixty percent (60%) based on your operating business EBIT contribution for the full calendar year.

          You will be eligible for a bonus under this program on the following basis:

          A. The 20% corporate net income component payable to you will be based on 50% of the final calendar year end company results.

          B. The 20% KBI performance component will be based on your personal performance against these KBIs through June 30, 1997 and will be equal to one-half of the annualized level.

          C. The bonus payment component related to the Operating Businesses will be prorated upon the percent of aggregate "EBIT contribution" earned by the Operating Businesses through June 30, 1997 versus the total projected "EBIT contribution" earned by the Operating Businesses for the full twelve (12) month period ending December 31, 1997. The management bonuses referred to in this section will be paid to you in February 1998.

     c. You will be eligible to participate in the Jostens Performance Pays Program for the period through June 30, 1997 on the same basis as other senior vice presidents of Jostens.

     d. Commencing as of July 1, 1997 you will receive the equivalent of sixteen (16) months of your then current base salary payable over a period of the next sixteen (16) months ("Salary Continuation Period").

     e. Payment for four (4) weeks' of unused vacation will be paid to you in a lump sum within thirty (30) days of the Discontinuance of Active Employment. No vacation will be accrued during the Salary Continuation Period.

     f. All of your current employee benefits and executive perquisites will continue in the same manner as that of a full-time, active senior executive of Jostens through your Salary Continuation Period with the exception of your short and long-term disability and travel insurance, which will no longer be effective as of your Discontinuance of Active Employment.

          Through your Salary Continuation Period, you will continue to receive the following employee benefits and receive years of service credit as if you were still a full-time active employee of Jostens: health and dental coverage, life insurance, continued eligibility and participation in the Jostens 401(k) Retirement Savings Plan, Jostens Pension Plan "D" and supplemental pension program on the same terms and conditions as apply to other executive officers of Jostens.

     g. For purposes of Jostens providing life, health and dental coverages, Jostens will consider your separation date from Jostens to be effective as of the last day of your Salary Continuation Period and your annual base salary to be the annual rate as of June 30, 1997. You will be eligible for normal COBRA benefits after October 30, 1998. In addition, pursuant to the terms of the Jostens 401(k) Retirement Savings Plan, you will continue to receive Jostens company matching contributions under the Plan for all contributions made through October 31, 1998.

     h. You will be able to continue participatin in the current executive vehicle lease program with your existing vehicle through the last day of your Salary Continuation Period on the same basis that you currently receive it which includes, among other things, insurance coverage and vehicle registration costs.

     i. To assist you in obtaining possible alternative employment, Jostens will reimburse you for up to $25,000 for employment assistance costs and services which you actually incur prior to the end of the Salary Continuation Period. This payment will be provided to you to cover re-employment assistance, outplacement services, search firms, employment agencies or firms, personal travel expenses and other costs you may incur as part of your efforts to seek other employment.

     j. You will be eligible to continue your financial planning, executive medical reimbursement and executive physical benefits on the same basis as they have been provided to you in the past through the conclusion of your Salary Continuation Period.

     k. As of the Discontinuance of Active Employment you will no longer be considered an insider of Jostens for federal securities rules reporting purposes. Please note that the same reporting requirements you have been obligated to follow in the past will continue to apply for a period of six (6) months after the Discontinuance of Active Employment.

     l. For purposes of vesting and the exercise of any stock option grants and restricted shares that you have been awarded in Jostens stock, you will be considered a full-time active employee of Jostens through the last day of your Salary Continuation Period, which date for purposes of these stock awards will be considered your effective termination date from Jostens.

     m. In consideration for what Jostens has agreed to provide you as identified above, you agree:

          i. That from the date of this Agreement through the Salary Continuation Period, you will support and endorse the strategies, directions and goals of Jostens.

          ii. That you will not, during or subsequent to your employment with Jostens, divulge, furnish, or make accessible to anyone any confidential proprietary information of Jostens or any of its subsidiary or affiliated companies.

          iii. That, during the period up to and including October 31, 1999, you will not solicit or entice current Jostens employees or sales representatives to accept employment with you or any new employer with whom you may become associated.

          iv. Unless specifically approved in writing by the General Counsel of Jostens, you will not on or before October 31, 1999 serve as a director, officer, employee, consultant, partner, representative, agent, advisor or independent contractor of any company or establish your own business which is in direct or indirect competition with any of Jostens' current or currently planned business activities.

          v. Should you breach any terms of this paragraph, Jostens will be entitled, in addition to any other legal rights it may have, to terminate any unpaid monies that may be due you under this Agreement and shall have the right to recover that portion of any payments made to you under the terms of this Agreement. In addition, you will forfeit any shares of restricted stock which have not fully vested. In the event of a breach by either party, the prevailing party in any subsequent litigation or arbitration shall be entitled to recover their reasonable attorney's fees.

          vi. To return all company property not otherwise provided for herein, including keys and credit cards on or before June 30, 1997.

4. Jostens, its officers, directors, agents, employees, and subsidiary companies, on one hand, and you, on the other hand, agree to release and forever discharge each other from and to waive all causes of action, damages, liability and claims of whatever nature relating to or arising out of your employment with Jostens and the cessation of that employment including, but not limited to, claims under federal, state, or local discrimination laws, and the Age Discrimination and Employment Act, provided however, that nothing herein shall release or discharge Jostens or you from obligations under this Agreement or which arise after the date you sign this Agreement. Also, nothing herein shall limit or restrict your right to indemnification, which right shall continue through the Salary Continuation Period on the same basis as it is offered to all other executive offices.

5. At Jostens' request, you will continue to fully cooperate with Jostens in any current and future claims or lawsuits involving Jostens where you have knowledge of the underlying facts. In addition, you will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against Jostens; provided, however, that nothing in this Agreement will be construed to prevent you from testifying at an administrative hearing, a deposition or in court in response to a lawful subpoena in any litigation or proceeding involving Jostens. Jostens further agrees to reimburse you for any requested out-of-pocket expenses you incur in cooperation with the rendering of any assistance to Jostens pursuant to this paragraph.

6. This Agreement shall be binding upon Jostens and any of its successors in interest and shall inure to the benefit of your heirs or successors. This Agreement contains the entire agreement and understanding of the parties and no representations have been made or relied upon by either party other than those that are expressly set forth herein. This Agreement may not be altered, modified or amended unless done in writing and signed by you and an officer of Jostens. In the event of your death, the salary continuation payments provided for in paragraph 2 (a) and (b) herein shall inure to the benefit of your heirs.

7. Jostens, upon specific request, will provide legally appropriate references. Should you wish to have any additional information released by Jostens, you should request such in writing and agree to hold Jostens harmless for any such information transmitted on your behalf pursuant to your request.

You acknowledge that you have been given up to twenty-one (21) days to consider this Agreement and have been advised and have had the opportunity to consult legal counsel of your own choosing concerning this Agreement and that you have entered into it of your own free will and without compulsion.

You have the right to rescind that portion of this waiver and release which deals with charges or claims brought pursuant to the Minnesota Human Rights Act or the Age Discrimination and Employment Act within fifteen (15) days from the date you sign this Agreement. To be effective, this rescission must be in writing and hand delivered or mailed to Jostens, Inc. to the attention of Orville E. Fisher, Jr. within the fifteen (15) day period. If mailed, the recision must be post marked within the fifteen (15) day period, and be properly addressed to Jostens, Inc., 5501 Norman Center Drive, Minneapolis, Minnesota 55437, Attention: Orville E. Fisher, Jr. and sent by certified return receipt requested. Rescission of the release will result in cessation of all payments and benefits provided by Jostens pursuant hereto.

If this Agreement and the conditions contained herein are agreeable to you, please sign and return this letter to me within twenty-one (21) days or as soon as possible, thereby noting your knowing and voluntary agreement.

Sincerely,

/s/ Robert C. Buhrmaster

Robert C. Buhrmaster
President and CEO

AGREED AND APPROVED:


/S/ JACK THORNTON
----------------------------------
Jack Thornton

Dated: APRIL 18, 1997
      ----------------------------